Exhibit 99.1

Concurrent Reports Fiscal 2010 Second Quarter Results

ATLANTA, Georgia, January 26, 2010 – Concurrent (Nasdaq: CCUR), a worldwide leader in video and media data and advertising solutions, today announced results for its fiscal year 2010 second quarter and six months ended December 31, 2009.

Company-wide revenue for the second quarter of fiscal year 2010 was approximately $15.0 million, compared to $18.1 million in the prior year’s second quarter.  Gross margins for the second quarter of fiscal year 2010 were 62%, compared to 59% in the prior year’s second quarter.  Operating expenses were $9.1 million in the second quarter of fiscal year 2010, compared to $9.7 million in the prior year’s second quarter.   The Company generated net income of $89,000, or $0.01 per diluted share, in the second quarter of fiscal year 2010, compared to net income of $530,000, or $0.06 per diluted share, in the same quarter of the prior fiscal year.

Revenue was approximately $27.8 million in the first half of fiscal year 2010, compared to $36.5 million in the first half of fiscal 2009.  Consolidated gross margins were 61%, compared to 57% in the first half of fiscal 2009.  The Company had operating expenses of $17.9 million and an operating loss of $0.9 million, compared to operating expenses of $19.5 million and operating income of $1.4 million in the first half of fiscal 2009.

The Company generated more than $3.4 million of cash from operating activities during the first half of fiscal year 2010, compared to generating $1.8 million of cash from operating activities during the same period in the prior year.  The Company’s $31 million cash balance as of December 31, 2009 is its highest quarter end cash balance in recent history.

“Our video solutions revenue increased in the second quarter but was below historical levels,”   commented Dan Mondor, Concurrent president and chief executive officer.  “We expect our second half revenue will exceed our first half revenue as our core VOD business stabilizes and new three-screen video solutions begin to contribute to the business.  To illustrate, we were recently awarded a multi-year contract with a major North American cable operator to deliver a comprehensive advanced advertising, data collection, and management solution across VOD, Linear, DVR, and interactive TV platforms.  Our investment in three-screen video is gaining market acceptance per the objectives of our long-term strategy announced in March 2009.”

Concurrent Reports Fiscal 2010 Second Quarter Results
January 26, 2010

Conference Call Information
Concurrent will hold a conference call to discuss second quarter results today, Tuesday, January 26, 2010, at 4:30 p.m. ET, which will be broadcast live at www.ccur.com, under the Investor Relations page.  The call can be accessed live by dialing 1-800-841-9385 and entering pass code 100126.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

About Concurrent
Concurrent (Nasdaq: CCUR) is a global leader in innovative solutions that enable the seamless delivery, management and monetization of video on any screen.  Built on a solid foundation of video firsts and Emmy® Award winning technology, Concurrent’s screen-independent video delivery solutions create a truly holistic, 360-degree view of the consumer video experience.  Concurrent provides customers in the cable, telco, wireless, Web, advertising and content development industries with new revenue opportunities by harnessing the full potential of video.  Concurrent’s video solutions are built upon a rich heritage of high-performance, real-time technology which also powers solutions for the defense, aerospace, automotive and financial industries.  Concurrent is a global company with offices in North America, Europe and Asia.  For more information, please visit www.ccur.com.

For more information, contact:
Concurrent Investor Relations
Kirk Somers
678.258.4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of our forward-looking statements in this release include anticipated revenue in the second half of fiscal year 2010.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Concurrent Reports Fiscal 2010 Second Quarter Results
January 26, 2010

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products;  rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of  competition on the pricing of video products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions and real-time products; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current negative macro-economic environment; privacy concerns over data collection; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 28, 2009, and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

Revenues:
Product	$8,664	$11,066	$15,346	$23,115
Service	6,338	7,054	12,406	13,340
Total revenues	15,002	18,120	27,752	36,455

Cost of sales:
Product	3,503	5,106	6,393	10,741
Service	2,201	2,394	4,322	4,812
Total cost of sales	5,704	7,500	10,715	15,553

Gross margin	9,298	10,620	17,037	20,902

Operating expenses:
Sales and marketing	3,946	4,238	7,751	7,806
Research and development	3,096	3,307	6,196	7,146
General and administrative	2,084	2,180	4,001	4,503
Total operating expenses	9,126	9,725	17,948	19,455

Operating income (loss)	172	895	(911)	1,447

Other (expense) income, net	(67)	103	31	(106)
Income (loss) before income taxes	105	998	(880)	1,341

Income tax provision	16	468	46	718

Net income (loss)	$89	$530	$(926)	$623

Basic net income (loss) per share	$0.01	$0.06	$(0.11)	$0.08

Diluted net income (loss) per share	$0.01	$0.06	$(0.11)	$0.07

Basic weighted average shares outstanding	8,325	8,274	8,305	8,283

Diluted weighted average shares outstanding	8,419	8,302	8,305	8,316

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	December 31,	September 30,
	2009	2009

Revenues:
Product	$8,664	$6,682
Service	6,338	6,068
Total revenues	15,002	12,750

Cost of sales:
Product	3,503	2,890
Service	2,201	2,121
Total cost of sales	5,704	5,011

Gross margin	9,298	7,739

Operating expenses:
Sales and marketing	3,946	3,805
Research and development	3,096	3,100
General and administrative	2,084	1,917
Total operating expenses	9,126	8,822

Operating income (loss)	172	(1,083)

Other (expense) income, net	(67)	98
Income (loss) before income taxes	105	(985)

Provision for income taxes	16	30

Net income (loss)	$89	$(1,015)

Basic net income (loss) per share	$0.01	$(0.12)

Diluted net income (loss) per share	$0.01	$(0.12)

Basic weighted average shares outstanding	8,325	8,286

Diluted weighted average shares outstanding	8,419	8,286

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31,	September 30,	June 30,
	2009	2009	2009
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$31,002	$27,184	$29,110
Trade accounts receivable, net	10,168	10,997	14,546
Inventories	4,132	4,134	3,060
Prepaid expenses and other current assets	1,768	1,887	1,444
Total current assets	47,070	44,202	48,160

Property, plant and equipment, net	4,589	4,560	3,860
Intangible assets, net	3,911	4,151	4,423
Other long-term assets	663	748	692
Total assets	$56,233	$53,661	$57,135

LIABILITIES
Accounts payable and accrued expenses	$7,055	$8,969	$10,582
Revolving bank line of credit	949	-	-
Deferred revenue	7,971	6,679	7,870
Total current liabilities	15,975	15,648	18,452

Long-term deferred revenue	3,926	836	1,041
Revolving bank line of credit, non-current	-	949	949
Other long-term liabilities	3,391	3,539	3,165
Total liabilities	23,292	20,972	23,607

STOCKHOLDERS' EQUITY
Common stock	84	83	83
Additional paid-in capital	205,454	205,232	205,222
Accumulated deficit	(173,185)	(173,274)	(172,259)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	843	903	737
Total stockholders' equity	32,941	32,689	33,528
Total liabilities and stockholders' equity	$56,233	$53,661	$57,135